EXHIBIT 10.56

EMPLOYEE AGREEMENT

CONFIDENTIALITY, NON-SOLICITATION,

NON-COMPETITION AND DEVELOPMENTS AGREEMENT

In consideration of my [employment/continued employment] by Akebia Therapeutics, Inc. (“Akebia” or the “Company”), my access to Akebia confidential and proprietary business information and the discretionary grant to me of equity in the Company, I hereby covenant and agree with the Company as follows:

1.Exclusivity of Services:  During the period of my employment by the Company, I shall devote my full time and best efforts to the business of the Company and I shall neither pursue, directly or indirectly, alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or significant stockholder of any company or business, any business opportunity outside the Company, nor take any position with any organization other than the Company, without the written approval of the Chief Executive Officer of the Company.

2.Confidentiality / Trade Secrets / Non-Disclosure

(a)During the term of my employment by the Company and at any time following the termination of my employment by the Company for any or no reason, whether voluntary or involuntary, with or without cause, I will not, without the express prior written consent of the Senior Vice President, Chief Human Resources Officer of the Company, disclose to others, use or publish (other than as may be required by my duties while employed by the Company in the ordinary course of the Company’s business) any proprietary, secret or confidential information of the Company (“Confidential Information”), which for the purposes hereof shall include, without limitation, information designated by the Company as “proprietary,” “secret,” or “confidential” (or otherwise similarly designated) or information which is not generally known to those outside of the Company detailing, listing, describing or otherwise relating to:

(i)the business, conduct or operations of the Company or any of the Company’s customers, licensors, licensees, collaborators, suppliers, vendors or consultants, including (without limitation) customer lists and customer contact information; manufacturing, development and other technical methodologies, processes and applications; production schedules; financial plans, information and data; pricing information; business and/or product development plans; marketing plans; drug formulations; and clinical trial data (including, without limitation, the identity of and information about trial participants; trial results; and related regulatory actions or inactions);

(ii)any materials, devices, processes, methods, know-how, ways of business, programs, formulae, compositions, compounds, technology, intellectual property, inventions, research, development and the like, used in organizing, researching, developing, promoting, managing or exploiting the Company’s products or product candidates; and/or

(iii)the existence or betterment of, or possible new uses or applications for, any of the Company’s products or product candidates.

(b)I further agree that during the term of my employment by the Company and at any time following the termination of my employment by the Company for any or no reason, whether voluntary or involuntary, with or without cause, I will not disclose to others, use or publish (other than as may be required by my duties while employed by the Company in the ordinary course of the Company’s business) any Company Trade Secrets.  The term “Trade Secrets” shall be given its broadest possible interpretation under the Defend Trade Secrets Act of 2016, and shall include (without limitation) all forms and types of financial, business, scientific, technical, economic, or engineering information, including patterns, plans, compilations, program devices, formulas, designs, prototypes, methods, techniques, processes, procedures, programs, or codes, whether tangible or intangible, and whether or how stored, that is compiled, or memorialized physically, electronically, graphically, photographically, or in writing by the Company.

(c)I acknowledge and understand that: (i) I shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law; (ii) I shall not be held criminally or civilly liable under any federal or state Trade Secret law for the disclosure of a Trade Secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) if I file a lawsuit for retaliation for reporting a suspected violation of law I may disclose the Trade Secret to my attorney and use the Trade Secret information in the court proceeding, provided I file any document containing the Trade Secret under seal and do not disclose the Trade Secret, except pursuant to court order.

(d)I acknowledge that the obligations of confidentiality and non-disclosure set forth in this Section 2 extend to any proprietary information of any third parties contracting with the Company, whether or not the Company has undertaken an express obligation of confidentiality with regard to such parties.  I also acknowledge that the Company is now and may hereafter be subject to non-disclosure or confidentiality agreements with third persons pursuant to which the Company must protect or refrain from use of proprietary information which is the property of such third persons.  I hereby agree upon the direction of the Company to be bound by the terms of such agreements in the event I have access to the proprietary information protected thereunder to the same extent as if I was an original individual signatory thereto.

(e)I understand that, notwithstanding the forgoing, this Agreement does not limit my ability to communicate with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, any agency Inspector General, or any other federal, state or local governmental agency or commission (“Government Agencies”), including to report possible violations of federal law or regulation or making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company, to any Government Agency.

3.Return of Property:  Upon the termination of my employment (and regardless of whether such termination is voluntary or involuntary), I will promptly return to the Senior Vice President, Chief Human Resources Officer of the Company all of Company property, including but not limited to all Confidential Information, documents, data and files (whether in electronic or hard copy form, and all copies and drafts thereof); keys, access card or badges; Company-issued credit cards; computers, cell phones or PDAs; and any other tangible equipment.  By signing below, I authorize the Company, to the extent permissible under applicable law, to deduct from my final paycheck the cost of replacing any property that I fail to return or any money owed to the Company.

4.Assignment of Rights to Intellectual Property

(a)I agree that during my employment I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, intellectual property, data, documentation or other materials of any nature relating to any matter within the scope of the business of the Company or concerning any of its dealings or affairs other than for the benefit of the Company.  I further agree that I shall not, after the termination of my employment (regardless of whether such termination is voluntary or involuntary), use or permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software and/or hardware programs, intellectual property, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my employment I shall deliver all of the foregoing, and all copies thereof, to the Senior Vice President, Chief Human Resources Officer of the Company, at its main office or at my assigned work location.

(b)If at any time or times during my employment I shall (either alone or with others) develop intellectual property (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection; hereinafter “Intellectual Property”), such Intellectual Property and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Senior Vice President, Chief Human Resources Officer of the Company (or any persons designated by it) such Intellectual Property and hereby assign any rights I may have or acquire in the Intellectual Property and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereof (with all necessary plans and models) to the Senior Vice President, Chief Human Resources Officer of the Company.

(c)Upon disclosure of such Intellectual Property to the Company, I will, during my employment and at any time thereafter, at the request of and cost to the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require to:

(i)apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

In the event the Company is unable, after reasonable effort, to secure my signature on any letters patent, copyright or other analogous protection relating to Intellectual Property, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney-in-fact, to act for and in my behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts and to further the prosecution and insurance of letters patent, copyright or other analogous protection thereon with the same legal force and effect as if executed by me.

(d)I represent that the Intellectual Property identified in Exhibit A hereto comprises all the Intellectual Property which I have developed prior to my employment by the Company, which Intellectual Property is excluded from this Agreement (“Prior Development”).  I understand that it is only necessary to list the title and purpose of such Intellectual Property but not details thereof.

(e)If, in the course of my employment with the Company, I incorporate a Prior Development into any product, product candidate or service of the Company, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, import, modify, use, offer to sell, and sell such Prior Development.  Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Developments in any product, product candidate or service of the Company without the Company’s prior written consent.

5.Non-Competition:

(a)During my employment by the Company and for the six (6) month period following the date on which my employment terminates for any or no reason, whether voluntary or involuntary (the “Non-Compete Period”), and provided the Company first makes a one-time payment to me of $5,000, I will not, without the Company’s prior written consent, directly or indirectly: (i) become employed by or render any service to any person or entity that competes or plans to compete with the Business of the Company; or (ii) alone or as a partner, joint venturer, officer, director, employee, consultant, agent, independent contractor or stockholder of any company or business, engage in any business activity that directly or indirectly competes or plans to compete with any of the products being developed, marketed, distributed, planned, sold or otherwise provided by the Company at such time.

(b)For the purpose of this Agreement, the “Business of the Company” means the research, development, licensing and/or commercialization of one or more products or product candidates (i) related to the treatment of anemia and related conditions and/or (ii) based on hypoxia-inducible factor (HIF) biology or hypoxia-inducible factor prolyl hydroxylase (HIF-PH)

biology and/or (iii) related to the treatment of hyperphosphatemia or the control of serum phosphorus levels.  The foregoing, however, shall not prevent my passive ownership of two percent (2%) or less of the equity securities of any publicly traded company.

(c)I understand and agree that payment set forth in Section 5(a) above (i) has been mutually agreed upon by me and the Company, (ii) is fair and reasonable, and (iii) is sufficient in exchange for my obligations set forth in this Section 5.

(d)I understand that, at or around the time my employment with the Company ends, and in the Company’s sole discretion, the Company may waive my obligations in this Section 5, in which case the Company will not be required to provide me with the payment set forth in Section 5(a) above.

(e)I understand that my obligations set forth in Section 5(a) may not be enforceable if, at the time my employment with the Company terminates, I am (i) classified by the Company as non-exempt under the Federal Fair Labor Standards Act or (ii) enrolled in a full-time or part-time undergraduate or graduate educational institution.

(f)I further understand that my obligations set forth in Section 5(a) may not be enforceable if I am laid off by the Company or if my employment is terminated by the Company without Cause.  For purposes of this Agreement, “Cause” shall mean the following: (i) the Company determines in good faith that there exists a reasonable basis for its dissatisfaction with my employment or performance, such as lack of capacity or diligence, failure to conform to usual standards of conduct, or other culpable or inappropriate behavior; or (ii) in the Company’s honest judgment, the needs of the business require the termination of my employment.

(g)For the avoidance of doubt, I understand that if my obligations set forth in Section 5(a) are not enforceable for any of the reasons set forth in Sections 5(e) or 5(f), then the Company will not be required to provide me with the payment described in Section 5(a).

6.Non-Solicitation of Employees:  During my employment by the Company and for a period of twelve (12) months thereafter (the “Restricted Period”), I will not, directly or indirectly, in any way encourage, induce or solicit (or attempt to encourage, induce or solicit) any employee, consultant or independent contractor to terminate his, her or its relationship with the Company.

7.Non-Solicitation of Certain Third Parties:  I understand and agree that the relationship between the Company and certain third parties constitutes a valuable asset of the Company and may not be converted to my own use.  Accordingly, during the Restricted Period, I will not, directly or indirectly (i) call-on, solicit, divert, take away or do business with (or in any manner attempt to call-on, solicit, divert, take away or do business with) any past, present or prospective customer, account, collaborator, licensee or other business relation of the Company with whom I interacted or learned of during my employment with the Company; (ii) in any way interfere with the relationship between any such customer, account, collaborator, licensee or business relation and the Company; or (iii) solicit or encourage any customer, account, collaborator, licensee or other business relation of the Company to terminate or diminish its relationship with the Company.

8.No Conflicting Obligations:  I hereby represent that, except as I have disclosed in writing to the Company, I am not a party to, or bound by the terms of, any agreement with or obligation to any previous employer or other party to refrain from using or disclosing any Trade Secret or confidential or proprietary information in the course of my employment with the Company or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.  I further represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement or obligation to keep in confidence proprietary information, knowledge or data acquired by me in confidence or in trust prior to or during my employment with the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.  By signing below, I acknowledge that the Company has instructed me not to bring to the Company’s premises, install on any Company computer, use, or disclose any confidential information belonging to a third party during my employment with the Company.

9.Remedies for Breach:  I agree that my breach of any covenant in this Agreement will cause irreparable damage to the Company and that, in the event of such breach, the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.  I understand and agree that in the event I breach any of the covenants contained herein during the Non-Compete Period and/or Restricted Period, as applicable, the Non-Compete Period and/or the Restricted Period, as applicable, shall be extended automatically.  The duration of such extension shall equal the period of time between the date I began such violation and the date I permanently cease such violation.  I further understand and agree that in the event I breach or fail to honor any term of this Agreement, and the Company is successful in whole or in part in any legal or equitable action to defend its rights under or to enforce any terms of this Agreement, I shall be required to reimburse the Company for all costs, expenses and reasonable attorneys’ fees associated with such action.

10.Employment at Will:  I acknowledge and agree that this Agreement does not constitute an express or implied employment contract and that my employment with the Company will be on an “at-will” basis.  Accordingly, I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my employment and that either the Company or I may terminate my employment at any time, for any or no reason, with or without cause.

11.Modification and Waiver:  Any amendment to or modification of this Agreement, and any waiver of any provision hereof, shall be valid only if set forth in a writing signed by the Chief Executive Officer of the Company.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach hereof.

12.Severability:  I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting and reducing it or them, so as to be enforceable to the maximum extent compatible with applicable law.

13.Applicable Law / Jurisdiction / Jury Waiver:  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof.  In addition, I acknowledge that because I will have regular interaction with Company representatives based in Massachusetts, any dispute concerning this Agreement shall be heard only and exclusively by a court of competent jurisdiction within Massachusetts.  By signing below, I acknowledge that I am subject, and hereby consent, to the personal jurisdiction and venue of the Massachusetts courts in any county where the Company has operations or facilities.  Both parties further agree that any such dispute shall be tried by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury in any such dispute.

14.Successors and Assigns:  The terms “Company” and “Akebia” shall include Akebia Therapeutics, Inc. and any of its subsidiaries, including without limitation Keryx Biopharmaceuticals, Inc., subdivisions or affiliates.  The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

15.Survival / Changes in Role or Title:  I acknowledge that my covenants in this Agreement are given in exchange for, among other things, my [employment/continued employment], the terms and conditions of such employment, my access to Akebia confidential and proprietary business information and the discretionary grant to me of equity in the Company.  My covenants are not tied to my present role, title or responsibilities.  Therefore, the covenants in this Agreement shall survive any change in my role, title, responsibilities, compensation, benefits, or any other term or condition of my employment.

16.Notifications Regarding New Employers:  During the Restricted Period I hereby (a) agree to promptly inform the Senior Vice President, Chief Human Resources Officer of the Company of the name and address of any prospective employer or other prospective recipient of my services; (b) agree to provide a copy of this Agreement to any employer, prospective employer or other prospective recipient of my services; and (c) authorize the Company to provide copies of this Agreement to any person or entities that may or does employ or do business with, or consider employing or doing business with, me in the future.

17.Entire Agreement:  This Agreement supersedes any and all prior oral and/or written agreements, and sets forth the entire agreement, between me and the Company with respect to the subject matter hereof, except that any Employee Agreement (Confidentiality, Non-Solicitation, Non-Competition and Developments Agreement), any Proprietary Information and Inventions Agreement, and/or any agreement containing confidentiality, non-solicitation, non-competition and/or development provisions, in each case, between me and the Company entered into on or about the time of the commencement of my employment with the Company or at any time during my employment with the Company (each, a “Prior Agreement”) shall remain in full force and effect in accordance with its terms.  In the event of any inconsistency between the provisions of this Agreement and the provisions of any Prior Agreement, the provisions of this Agreement shall control.

18.Counterparts:  This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.

Very truly yours,

John P. Butler
Chief Executive Officer

Intending to be legally bound hereby, I have signed this Agreement under seal as of the day and year written below. I hereby acknowledge that I have been advised and am aware of my right to consult with an attorney prior to signing this Agreement.

AGREED TO AND ACCEPTED

By:	Date:

Name:

Exhibit A

PREVIOUS INVENTIONS

TO:	Akebia Therapeutics, Inc.

FROM:
[Please Print Full Name Above]

DATE:

SUBJECT:	Previous Inventions

1.Except as listed in Section 2 below, the following is a complete list of all inventions, copyrighted works or improvements relevant to the subject matter of my employment by the Company (as defined in the Agreement to which this Exhibit A is attached) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company:

☐ No inventions or improvements.

☐ See below:

☐ Additional sheets attached.

2.Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐ Additional sheets attached.